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                                                                      Exhibit 12

                             TXU ELECTRIC COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                    Year Ended December 31,
                                                   ----------------------------------------------------------
                                                      1999        1998        1997        1996        1995
                                                   ----------  ----------  ----------  ----------  ----------
                                                              Thousands of Dollars, Except Ratios
EARNINGS:
  Net income                                       $  779,278  $  797,653  $  771,874  $  862,695  $  452,631
  Add:  Total federal income taxes                    356,524     485,670     409,546     405,499     212,953
      Fixed charges (see detail below)                518,220     568,902     618,773     649,295     655,678
                                                   ----------  ----------  ----------  ----------  ----------
          Total earnings                           $1,654,022  $1,852,225  $1,800,193  $1,917,489  $1,321,262
                                                   ==========  ==========  ==========  ==========  ==========

FIXED CHARGES:
  Interest expense                                 $  423,647  $  476,219  $  527,266  $  595,706  $  629,548
  Rentals representative of the interest factor        26,066      24,068      69,701      33,001       1,801
  Distributions on preferred trust securities
     of subsidiaries*                                  68,507      68,615      21,806      20,588      24,329
                                                   ----------  ----------  ----------  ----------  ----------
        Fixed charges deducted from
          earnings                                    518,220     568,902     618,773     649,295     655,678
                                                   ----------  ----------  ----------  ----------  ----------

  Preferred dividends (pretax)**                       14,553      20,069      41,096      78,438     124,864
                                                   ----------  ----------  ----------  ----------  ----------
        Fixed charges and preferred
           dividends                               $  532,773  $  588,971  $  659,869  $  727,733  $  780,542
                                                   ==========  ==========  ==========  ==========  ==========

RATIO OF EARNINGS TO FIXED CHARGES                       3.19        3.26        2.91        2.95        2.02
                                                   ==========  ==========  ==========  ==========  ==========

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED DIVIDENDS                        3.10        3.14        2.73        2.63        1.69
                                                   ==========  ==========  ==========  ==========  ==========

*   Distributions on preferred trust securities are deductible for tax purposes.

**  Preferred dividends multiplied by the ratio of pre-tax income to net income.